Exhibit 10.6

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made and entered into as of [                    ], 2007 (the “Effective Date”), between NATIONAL CINEMEDIA, LLC, a Delaware limited liability company (“NCM LLC”), and NATIONAL CINEMEDIA, INC., a Delaware corporation (“NCM Inc.”).

RECITALS

A. As contemplated by the terms of the Third Amended and Restated Limited Liability Company Operating Agreement of NCM LLC dated as of [            ,] 2007 (the “LLC Agreement”), the members of NCM LLC have approved this Management Services Agreement.

B. To facilitate the operation of the business of NCM LLC, NCM LLC and NCM Inc. desire for NCM Inc. to provide certain management services to NCM LLC supplemental to NCM Inc.’s role under the LLC Agreement and memorialize the clarification of certain responsibilities of NCM Inc. in managing NCM LLC on the terms and subject to the conditions specified in this Agreement.

C. To facilitate NCM Inc.’s provision of management services, NCM LLC and NCM Inc. desire for NCM LLC to provide certain administrative services, facilities and other resources to NCM Inc. on the terms and subject to the conditions specified in this Agreement.

AGREEMENT

In consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NCM LLC and NCM Inc. agree as follows:

1.	Definitions.

The following terms shall have the indicated meaning:

“Affiliate” means with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. As used in this definition, the word “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Employee Costs” means, with respect to any month, the aggregate amount of Attributable Employee Costs.

“Agreement” is defined in the introductory paragraph.

“Attributable Employee Costs” means, with respect to each Service Employee, the monthly Employee Costs attributed to such Service Employee.

“Board” is defined in Section 2.1.

“Effective Date” is defined in the introductory paragraph.

“Employee Costs” means the direct out-of-pocket costs or reasonable allocated costs of NCM Inc. (i) for gross wages, salaries, bonuses, incentive compensation, equity compensation and payroll taxes of the Service Employees, plus (ii) for workers’ compensation insurance incurred by NCM Inc. with respect to the Service Employees, plus (iii) for employee benefit plans attributable to any Service Employees, including pension, savings, medical, dental, vision, disability and life insurance, plus (iv) for other benefits directly attributable to the Service Employees, including fringe benefits, or other similar incentive programs, executive programs, severance pay, employee assistance programs, cafeteria plan benefits, dependent care and health care flexible spending accounts, sick leave, legal assistance, and educational assistance, plus (v) related to the employee benefit plans or programs, including incremental costs of charges or premiums, employee participation, actuarial reports, accounting, or legal fees.

“Health and Welfare Plans” is defined in Section 4.3(d).

“Law” or “Laws” means all applicable federal, state, tribal and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, restrictions and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

“LLC Agreement” is defined in the Recitals.

“Loss” is defined in Section 5.1.

“Management Services” means all services performed by Service Employees, whether the provision of such services by NCM Inc. is required or contemplated by the LLC Agreement or is supplemental to the services to be provided by NCM Inc. to NCM LLC under the LLC Agreement, relating to the management and operation of the business of NCM LLC, including executive oversight, sales, marketing, advertisement production, distribution, finance and accounting support and reporting, legal support and other services and activities as are customarily performed by persons holding the positions set forth on Exhibit A hereto.

“NCM Inc.” is defined in the introductory paragraph.

“NCM Inc. Indemnified Parties” is defined in Section 5.2.

“NCM LLC” is defined in the introductory paragraph.

“NCM LLC Indemnified Parties” is defined in Section 5.3.

“Person” means an individual, corporation, joint venture, partnership, limited partnership, limited liability company, trust, estate, business trust, association, governmental authority or any other entity.

“Reimbursable Costs” shall mean all of the reasonable out-of-pocket costs and expenses directly incurred by NCM Inc. in connection with the providing of the Management Services, including the following:

(a) all supplies and equipment purchased on behalf of NCM LLC or its customers in order to provide the Management Services;

(b) reasonable meals, travel, hotel accommodations, and entertainment expenses incurred in connection with the performance of the Management Services;

(c) legal, accounting, health and safety, environmental, and other third party advisors and consultants incurred in connection with the performance of the Management Services;

(d) directors’ and officers’ insurance policies, employee practices liability insurance policies and any indemnification of directors or officers of NCM Inc.; and

(e) bank accounts maintained by NCM Inc. on behalf of NCM LLC.

“Service Employees” means those employees of NCM Inc. who devote all or a portion of their working time to the performance of the Management Services and whose (i) job title(s) and (ii) initial estimated Attributable Employee Cost are set forth on Exhibit A hereto, as may be amended from time to time. Service Employees include and will include any former Service Employee to whom NCM Inc. has ongoing obligations.

“Services Fee” is defined in Section 3.1.

“Supporting Documentation” is defined in Section 2.5(a).

2.	Performance of Management Services.

2.1 Management Services. From and after the Effective Date, NCM Inc. agrees to provide the Management Services on the terms and conditions set forth in this Agreement and in compliance with the policies and programs established by the Board of Directors of NCM Inc. (the “Board”).

2.2 Exhibit A.

(a) Exhibit A shall set forth the name, job title and initial estimated Attributable Employee Cost for each Service Employee.

(b) Notwithstanding anything in this Agreement to the contrary, Exhibit A shall be deemed automatically amended if NCM Inc. adds, removes or replaces a Service Employee, or if a Service Employee’s employment with NCM Inc. otherwise terminates. In such an instance, NCM Inc. shall deliver to NCM LLC a revised Exhibit A that reflects such change to the list of Service Employees.

(c) For those Service Employees identified on Exhibit A as of the Effective Date, the initial estimated Attributable Employee Cost shall be calculated for fiscal year 2007, and for any subsequent Service Employee, initial estimated Attributable Employee Cost shall be calculated for the fiscal year in which such individual assumes the role of Service Employee. The estimated and actual Attributable Employee Costs will vary because of factors including payment of bonuses or other incentive compensation, including equity compensation (which bonuses, incentive and equity compensation will not be included in the estimated Attributable Employee Costs on Exhibit A), varying utilization of fringe benefits from estimated amounts and differences between estimated and actual benefit costs.

(d) Within thirty days of each new fiscal year, NCM Inc. shall provide NCM LLC a notice containing an updated estimated Attributable Employee Cost for each Service Employee.

2.3 Subcontractors. NCM Inc. may subcontract with third parties, including Affiliates of NCM Inc., to assist in the performance of the Management Services; provided, however, that NCM Inc. shall not be relieved of any obligation under this Agreement or the LLC Agreement as a result of any subcontract entered into pursuant to this Section 2.3; and further provided, that NCM Inc., at all times, will manage, supervise and monitor such parties.

2.4 Compliance with Laws. NCM Inc. shall perform the Management Services in compliance with all applicable Laws.

2.5 Supporting Documentation.

(a) NCM Inc. shall keep reasonable supporting documentation of all the Services Fees and Reimbursable Costs (the “Supporting Documentation”). NCM Inc. shall maintain and retain the Supporting Documentation in a manner consistent with NCM Inc.’s record retention policies.

(b) NCM LLC, upon reasonable notice to NCM Inc., shall have the right to inspect and audit, during normal business hours and using reasonable commercial efforts not to disrupt NCM Inc.’s normal business operations, the Supporting Documentation to the extent reasonably necessary to verify any information regarding the Services Fees or Reimbursable Costs with respect to any year within the twelve month period following the end of such year. The costs of any such inspection or audit shall be borne by NCM LLC.

2.6 Employee Matters. All Service Employees shall be employees of NCM Inc., and not NCM LLC. NCM Inc. shall recruit, select, employ, promote, terminate, supervise, direct, train and assign the duties of all Service Employees, and may change or replace any such Service Employee at any time in each case in NCM Inc.’s sole discretion. To the extent practicable, NCM Inc. shall notify NCM LLC before terminating any Service Employee, but all such termination decisions shall be made by NCM Inc. in its sole discretion.

2.7 No Partnership. Nothing contained in this Agreement or in the relationship between NCM Inc. and NCM LLC constitutes, or may be construed to be or to create, a partnership or joint venture between NCM Inc. and NCM LLC.

2.8 LLC Manager. Nothing contained in this Agreement shall alter NCM Inc.’s rights and obligations as manager of NCM LLC, as set forth in the LLC Agreement and applicable law.

3.	Management Services Fee and Payment.

3.1 Services Fee. During the term of this Agreement, NCM LLC shall pay NCM Inc. a monthly fee (the “Services Fee”) for performance of the Management Services equal to the Aggregate Employee Costs for such month.

3.2 Reimbursable Costs. During the term of this Agreement, NCM LLC shall pay NCM Inc. the amount of the Reimbursable Costs on a monthly basis.

3.3 Billing and Payments. On the Effective Date, NCM LLC shall pay NCM Inc. the estimated Services Fee for the remaining portion of the then current month and for the following month, as set forth on Exhibit B. Each month after the Effective Date, NCM Inc. will invoice NCM LLC for the estimated Services Fee for the following month and the Reimbursable Costs for the preceding month. The invoice shall also include any adjustment in the amount owed by NCM LLC based on any difference between the prior estimated Services Fees and actual Services Fees that have been accounted for in the preceding month. NCM LLC shall pay NCM Inc. the Services Fee and Reimbursable Costs set forth in the invoice in immediately available funds within [10] days following receipt of such invoice.

4.	Performance of Administrative Services.

4.1 Administrative Services. From and after the Effective Date, NCM LLC agrees to provide reasonable office facilities, equipment, supplies and administrative and other support services to NCM Inc. as are reasonably required by NCM Inc. to perform the Management Services and at a level no less than NCM LLC has historically provided such services to support the work of its executive officers.

4.2 Payroll, Accounting and Financial Reporting and Other Support Services. From and after the Effective Date, NCM LLC agrees to provide payroll, accounting and financial reporting and other support services for NCM Inc.

(a) Payroll. NCM LLC shall perform all payroll functions for payment of NCM LLC and NCM Inc. employees. NCM LLC shall be designated as the common paymaster for NCM LLC and NCM Inc. and shall be responsible for payroll tax withholding, remission and payroll tax reporting of compensation for NCM LLC and NCM Inc. employees. NCM LLC and NCM Inc. shall take such action as may be reasonably necessary or appropriate in order to minimize liabilities related to payroll taxes in connection with the transfer of Service Employees from NCM LLC to NCM Inc.

(b) Accounting and Financial Reporting. NCM LLC shall provide accounting and financial reporting services as reasonably required by NCM Inc. operations.

(c) Other Support Services. NCM LLC shall provide other reasonable supporting services for NCM Inc. including: management, sales, marketing, advertisement production, distribution, information technology, human resources, and legal supporting services on the same or similar terms as such services are provided to NCM LLC.

4.3 Employee Benefits. From and after the Effective Date, NCM LLC agrees that NCM Inc. employees shall be eligible to actively participate in the NCM LLC group employee benefit plans and, to the extent applicable, NCM Inc. shall be a participating employer in any NCM LLC group employee benefit plan. NCM Inc. agrees that NCM LLC employees shall be eligible to receive awards under the NCM Inc. Equity Incentive Plan.

(a) Service Recognition. NCM LLC shall cause the NCM LLC group employee benefit plans with respect to which service is a relevant factor to credit Service Employees who are employed by NCM LLC immediately prior to a transfer of employment to NCM Inc. with service before the effective date of the transfer, except to the extent duplication of benefits would result.

(b) NCM Inc. Equity Incentive Plan. NCM LLC shall provide administrative supporting services with respect to operation, administration and required reporting for the NCM Inc. Equity Incentive Plan. Section 3.5(c) of the LLC Agreement shall govern the terms and conditions relating to authorization and issuance of additional units of NCM LLC in connection with equity compensation awards under the NCM Inc. Equity Incentive Plan to employees and other service providers of NCM Inc. and NCM LLC. The Board or a committee of the Board shall approve equity awards made under the plan.

(c) 401(k) Plan. NCM LLC and NCM Inc. shall take all actions required or appropriate to provide that NCM Inc. shall adopt the National CineMedia, LLC 401(k) Profit Sharing Plan, or its successor, so that NCM Inc. will become a participating employer or alternatively NCM LLC will adopt a plan with identical benefits to provide for participation by eligible NCM Inc. employees.

(d) Health and Welfare Plans. NCM LLC and NCM Inc. shall take all actions required or appropriate to provide that NCM Inc. shall adopt, as a participating employer, the health and welfare benefit plans and other fringe benefits sponsored by NCM LLC for its employees (the “Health and Welfare Plans”) to permit eligible NCM Inc. employees and their covered dependents to participate in the Health and Welfare Plans. NCM LLC shall take appropriate action with respect to Service Employees transferred to NCM Inc. to (i) waive any pre-existing condition limitation on benefits for Service Employees enrolled in a NCM LLC Health and Welfare Plan, (ii) take into account and credit any out-of-pocket annual maximums and deductibles for the calendar year during which service is provided to both NCM LLC and NCM Inc., (iii) take into account prior claim experience under the NCM LLC Health and Welfare Plans with respect to aggregate lifetime maximum benefits available to the Service Employee, and (iv) credit any health care reimbursement account accumulated for the calendar year in which service is provided to both NCM LLC and NCM Inc. NCM LLC shall be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, the corresponding provisions of the NCM LLC Health and Welfare plans with respect to NCM LLC and NCM Inc. employees and their covered dependents. NCM LLC and NCM Inc. agree that the transfer of Service Employees to NCM Inc. shall not constitute a COBRA qualifying event.

(e) Vacation. NCM Inc. shall assume and honor all unused vacation and other time-off earned or accrued by Service Employees for service with NCM LLC prior to the Effective Date.

(f) Other. NCM Inc. and NCM LLC shall take all actions required or appropriate to ensure that the employee benefits provided to NCM Inc. employees are in the aggregate no less than the employee benefits available to continuing employees of NCM LLC.

5.	Limitation on Liability; Indemnification.

5.1 Exculpation of NCM Inc. Neither NCM Inc. nor its officers, directors, agents and employees shall be liable to NCM LLC for any claims, actions, losses, damages, liabilities, causes of action, fines, costs and expenses (including reasonable investigation costs and reasonable attorneys’, experts’ and consultants’ fees) (“Losses”) suffered or incurred by NCM LLC, directly or indirectly, in connection with the performance of the Management Services, except to the extent such Losses are caused by willful misconduct or gross negligence of NCM Inc. No party hereto shall be liable to the other party for, and the term Losses shall not include, any lost profits, lost sales, business interruption, decline in value, lost business opportunities, or consequential, incidental, punitive or exemplary damages; provided, however, that this waiver shall not limit a party’s right to indemnification for liabilities incurred by such party to a third party (other than the members of NCM LLC and their Affiliates) claiming such items as damages.

5.2 NCM LLC Indemnification of NCM Inc. NCM LLC shall indemnify, defend and hold harmless NCM Inc. and its Affiliates, directors, officers, members, managers, agents, and employees (the “NCM Inc. Indemnified Parties”) from and against all Losses arising from the claims of any third party to the extent such claims arise directly or indirectly out of NCM Inc.’s performance of the Management Services, including any Losses arising out of or otherwise related to NCM Inc.’s employment of the Service Employees and the furnishing of such Service Employees to NCM LLC; provided, however, NCM LLC shall not be responsible for indemnifying or defending any of the NCM Inc. Indemnified Parties or otherwise be liable to any of the NCM Inc. Indemnified Parties with respect to any Losses arising from NCM Inc.’s willful misconduct or gross negligence.

5.3 NCM Inc. Indemnification of NCM LLC. NCM Inc. shall indemnify, defend and hold harmless NCM LLC, its members and employees and directors, officers and agents of the members (the “NCM LLC Indemnified Parties”) from and against all Losses resulting directly or indirectly from any act or omission by NCM Inc. that constitutes willful misconduct or gross negligence; provided, however, NCM Inc. shall not be responsible for indemnifying or defending any of the NCM LLC Indemnified Parties or otherwise be liable to any of the NCM LLC Indemnified Parties with respect to any Losses for which NCM LLC is obligated to indemnify NCM Inc. as provided in Section 5.2.

5.4 Special Indemnification Provisions. The indemnification obligations of NCM LLC under Section 5.2 and NCM Inc. under Section 5.3 shall in each case be conditioned upon (a) prompt notice from the other party hereto after such Person learns of any claim or basis therefor which is covered by such indemnity (except to the extent that the failure to provide prompt notice does not prejudice the indemnifying party), (b) such party’s not taking any steps which would bar NCM LLC or NCM Inc., as the case may be, from obtaining recovery under applicable insurance policies or would prejudice the defense of the claim in question and (c) such party’s taking of all reasonably necessary steps which if not taken would result in NCM LLC or NCM Inc., as the case may be, being barred from obtaining recovery under applicable insurance policies or would prejudice the defense of the claim in question.

6.	Term; Termination; Default.

6.1 Term. This Agreement shall become effective on the Effective Date and shall continue until terminated as provided in Section 6.2.

6.2 Termination. This Agreement shall terminate, with no further action necessary by either NCM LLC or NCM Inc., on the date that NCM Inc. ceases to be the manager of NCM LLC pursuant to the terms of the LLC Agreement.

6.3 Surrender. Upon the termination of this Agreement, NCM LLC and NCM Inc. shall deliver any property belonging to the other party hereto.

6.4 Payment of Expenses After Termination; Accrued Obligations.

(a) Neither party hereto shall be relieved from any obligations or liabilities accruing prior to the effective date of termination, including in the case of NCM LLC, its obligation to make payment to NCM Inc. of all sums due NCM Inc. under this Agreement in respect of the performance of the Management Services prior to the date of termination. After termination of this Agreement, NCM Inc. shall provide NCM LLC a final invoice showing any prorated amount of the Services Fee to be returned to NCM Inc. and the outstanding Reimbursable Costs due to NCM Inc. The balance owed to NCM Inc. or NCM LLC, as applicable, shall be paid by the other party within [15] days following receipt of the final invoice.

(b) Upon termination of this Agreement, all employment agreements then in effect, including any employment agreements with former Service Employees pursuant to which NCM Inc. has ongoing obligations, shall be assigned by NCM Inc. to NCM LLC, effective as of termination, and NCM LLC shall assume all obligations under such agreements.

6.5 Survival. The provisions set forth in Sections 4,5,6.3,6,4 and 7.1 shall survive the termination of this Agreement.

6.6 Obligation to Cure or Re-perform. In the event of any breach of this Agreement by NCM Inc. in the performance of any Management Services, NCM Inc. shall, at NCM LLC’s request, cure such breach or re-perform such Management Services; provided, however, that nothing in this Section 6.6 shall require NCM Inc. to re-perform any Management Services that are being disputed by the parties.

7.	Miscellaneous.

7.1 Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

7.2 Notices. All notices, demands or other communications to be given under or by reason of this Agreement shall be in writing and shall be deemed to have been received when delivered personally, or when transmitted by overnight delivery service, addressed as follows:

If to NCM Inc.:

National CineMedia, Inc.

9110 East Nichols Avenue

Suite 200

Centennial CO 80112-3405

Attention: General Counsel

with a copy to:

Holme Roberts & Owen LLP

1700 Lincoln Street, Suite 4100

Denver, Colorado 80203-4541

Attention: W. Dean Salter

If to NCM LLC:

National CineMedia, LLC

9110 East Nichols Avenue

Suite 200

Centennial CO 80112-3405

Attention: General Counsel

with a copy to:

Holme Roberts & Owen LLP

1700 Lincoln Street, Suite 4100

Denver, Colorado 80203-4541

Attention: W. Dean Salter

Either party hereto may change its address for notices, demands and other communications under this Agreement by giving notice of such change to the other party hereto in accordance with this Section 7.2.

7.3 Benefit of Parties; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. This Agreement may not be assigned by either NCM Inc. or NCM LLC except with the prior written consent of the other party; provided, however, no prior consent shall be required for an assignment by NCM Inc. of this Agreement to an Affiliate. With the exception of the rights of the NCM Inc. Indemnified Parties under Section 5.2 and the rights of the NCM LLC Indemnified Parties under Section 4.3, nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

7.4 Amendment. Except with respect to an amendment to Exhibit A in accordance with Section 2.2, this Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of each of NCM Inc. and NCM LLC.

7.5 Waiver. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

7.6 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.7 Entire Agreement. This Agreement sets forth the entire understanding of parties hereto and supersedes all other agreements and understandings between the parties hereto relating to the subject matter hereof.

7.8 Counterparts and Facsimiles. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other. The parties hereto may execute the signature pages hereof and exchange such signature pages by facsimile transmission.

7.9 Interpretation of Agreement.

(a) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

(b) Unless otherwise specified, references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of and Exhibits to this Agreement.

(c) The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

(d) Each party hereto and its counsel cooperated in drafting and preparation of this Agreement and the documents referred to in this Agreement. Any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

NCM LLC:

NATIONAL CINEMEDIA, LLC

By:
Name:
Title:

NCM INC.:

NATIONAL CINEMEDIA, INC.

By:
Name:
Title:

[Signature page of Management Services Agreement]

Exhibit A

Service Employees

Name	Job Title(s)	Initial Estimated Attributable Employee Cost (2007 Fiscal Year)
1. Kurt C. Hall	President and Chief Executive Officer

2. Clifford E. Marks	President of Sales and Chief Marketing Officer

3. Gary W. Ferrera	Executive Vice President and Chief Financial Officer

4. Thomas C. Galley	Executive Vice President and Chief Technology and Operations Officer

5. Ralph E. Hardy	Executive Vice President and General Counsel

A-1

Exhibit B

Initial Services Fee Payment

Estimated Services Fee for 2007 (prorated for days):	$
Estimated Services Fee for 2007:		_____
_____
TOTAL:	$

B-1